Exhibit 10.1
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
          THIS AMENDMENT NO. 1 to the Employment Agreement between Bruce Thornton (the “Executive”) and Oculus Innovative Sciences, Inc., a Delaware corporation (the “Corporation”), effective as of June 1, 2005, is entered into by and between the Executive and the Corporation effective as of August 5, 2008.
          WHEREAS, the parties wish to make certain modifications to the Agreement to comply with final regulations published under Section 409A of the Internal Revenue Code of 1986, as amended;
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises of the parties, the parties hereto agree as follows:
          1. The Agreement and all exhibits attached thereto are hereby incorporated by reference herein and made a part hereof, subject to the specified modifications set forth herein.
          2. Section 5 of the Agreement is hereby amended to read in its entirety as follows:
“5.1 Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5, or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).
5.2 Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than thirty (30) days prior written notice to the Corporation.
5.3 Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:
          (a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and
          (b) if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause or by the

Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either the Executive’s death, or a good faith determination by the Board that the Executive has a Disability):
     (i) the Corporation shall, subject to the conditions set forth in Section 5.3(c), also pay the Executive a lump sum severance benefit equal to twelve (12) times the average monthly Base Salary paid to the Executive over the twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs. Subject to the conditions set forth in Section 5.3(c), such lump sum amount shall be paid to the Executive (without interest) no later than seven (7) days following the date on which the Executive’s employment by the Corporation terminates;
     (ii) the Corporation shall, subject to the conditions set for the in Section 5.3(c), pay as a severance benefit one hundred percent (100%) of the Executive’s premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the same or reasonably equivalent medical coverage as in effect on the date the Executive’s employment terminated for a period not to exceed the lesser of one year following the date of such termination or until the Executive becomes eligible for medical insurance coverage provided by another employer; and
     (iii) as of the date the Executive’s employment terminates, any and all stock options, stock appreciation rights, restricted stock awards, and similar equity and equity-based awards granted by the Corporation to the Executive outstanding immediately prior to such termination of employment shall thereupon be deemed fully vested and shall be exercisable for a period of no less than twelve (12) months thereafter or until the stated expiration date for such option or award at the end of its maximum term, whichever is earlier; provided, however, that this Section 5.3(b)(iii) shall not affect any right of the Corporation to terminate such option or award in connection with a change in control of the Corporation or similar event to the extent such right exists under the provisions of any agreement evidencing such option or award.
          (c) Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two “conditions precedent: (i) such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12; and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 though 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence.
          (d) Except as expressly provided herein, the foregoing provisions of this Section 5.3 shall not affect (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option, stock appreciation right, restricted stock award, or similar equity or equity-based award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.
          5.4 Release; Exclusive Remedy.
          (a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as defined in Section 5.5) (in a form provided by the Corporation) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.
          (b) The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

          5.5 Certain Defined Terms.
          (a) As used herein, “Accrued Obligations” means:
               (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the date of termination; and
               (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the date the Period of Employment terminates.
          (b) As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time that, during the Period of Employment, any of the following events or contingencies exists or has occurred:
               (i) the Executive is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); or
               (ii) the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless the Executive believed in good faith that such acts were in the interests of the Corporation; or
               (iii) the Executive willfully and repeatedly fails to perform or uphold his duties under this Agreement; or
               (iv) the Executive willfully fails to comply with reasonable directives of the CEO which are communicated to him in writing.
          (c) As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation , for ninety (90) days in any consecutive twelve (12) month period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.
          (d) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:
               (i) the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities and status (including tides and reporting requirements) as General Counsel of the Corporation, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or
               (ii) a reduction by the Corporation in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time, or the Corporation otherwise fails to satisfy its compensation obligations to the Executive under this Agreement, after notice by the Executive and a reasonable opportunity to cure; or
               (iii) only after the Sale of the company, the Corporation’s requiring Executive to be based at any office or location more than fifty (50) miles from the Corporation’s headquarters in Petaluma, California; or
               (iv) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement ; provided, however, that none of the events specified in clause (i),(ii),or (iii) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice.
          (e) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, shareholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any be theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with each and every member of the Company Group(as defined in Section 7) with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 5.3(b) upon the Corporation’s receipt of such release). The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
5.6 Resignation From Boards. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (ii) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.”
5.7 Excise Tax Gross-Up. During and after the period of Executive’s employment with the Corporation, Executive shall be entitled to the excise tax protections set forth in Exhibit B hereto. The preceding sentence takes precedence over any contrary provision (such as, without limitation, an excise tax cut-back provision) of any other applicable incentive plan or award agreement.
5.8 Section 409A.
          (a) Notwithstanding any provision to the contrary in this Agreement, the Corporation shall delay the commencement of payments or benefits coverage to which the Executive would otherwise become entitled under the Agreement in connection with the Executive’s termination of employment until the earlier of (i) the expiration of the six-

month period measured from the date of the Executive’s “separation from service” with the Corporation (as such term is defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) the date of the Executive’s death, if the Corporation in good faith determines that the Executive is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a benefit subject to the delayed payment rules of this section is to be provided other than by the payment of money to the Executive, then continuation of such benefit during the deferral period is conditioned on pre-payment by the Executive to the Corporation of the full taxable value of the benefit and following the end of the deferral period, the Corporation shall repay the Executive for the payments made by the Executive pursuant to the terms of this sentence which would otherwise not have been required of the Executive.
          (b) To the extent the Corporation is required pursuant to this Agreement to reimburse expenses incurred by the Executive, and such reimbursement obligation is subject to Section 409A of the Code, the Corporation shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation to the extent subject to Section 409A. Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes, and any required reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the calendar year next following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year next following the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in each case subject to any earlier required deadline for payment otherwise applicable under this Agreement.

          (c) The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Corporation (as such term is defined in Treasury Regulations issued under Code Section 409A).
          (d) Each payment made (including any benefit provided) pursuant to this Agreement as part of a series of payments shall for all purposes of Section 409A be treated as a separate payment and not as a single payment.
          (e) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Code Section 409A to be made to the Executive within a designated period (e.g., within a specified number of days after the date of termination) and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Corporation, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.
          (f) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A, in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A. To the extent that any amounts or benefits payable under this Agreement are or become subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.”
          3. Section 26 of the Agreement is hereby amended to insert the section reference “5.8,” after “5.7”.
          4. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.
          5. Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.
          6. This Amendment (including the Agreement and exhibits to the Agreement incorporated herein by reference) constitutes the entire agreement between the parties hereto with respect to the changes to the Agreement provided for in this Amendment and supersedes all prior or contemporaneous written or oral agreements and understandings among the parties in connection with the subject matter thereof.

          IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers or agents.

OCULUS INNOVATIVE SCIENCES, INC.		EXECUTIVE

By:	/s/ Hojabr Alimi	/s/ Bruce Thornton

Title:	President & CEO	Bruce Thornton
Date:	August 5, 2008	Date: August 5, 2008

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